Exhibit 1
                                    AGREEMENT

                This will confirm the agreement by and among all the undersigned for the withdrawal of Irwin L. Jacobs and Daniel T. Lindsay from the "group" formed pursuant to an Agreement, dated as of December 7, 1999, by and among the undersigned hereto in connection with filing that certain Amendment No. 2 to Schedule 13D, dated as of December 7, 1999 on behalf of such parties with respect to such parties' beneficial ownership in the common stock, par value $.25 per share, of Sheldahl, Inc. The parties hereto agree that Dennis M. Mathisen and Marshall Financial Group, Inc. shall continue as members of the original "group" formed by that certain Amendment No. 2 to Schedule 13D, the Schedule 13D being dated as of September 21, 1998, as such Schedule 13D may be amended from time to time. This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

Dated:    September 12, 2000           /s/ Irwin L. Jacobs
                                       _________________________________
                                            Irwin L. Jacobs


                                       /s/ Daniel T. Lindsay
                                       _________________________________
                                            Daniel T. Lindsay

                                       /s/ Dennis M. Mathisen
                                       _________________________________
                                            Dennis M. Mathisen


                                       Marshall Financial Group, Inc.

                                       /s/ John A. Fischer
                                       _________________________________
                                       By:  John A. Fischer
                                       Its: Executive Vice President